EXHIBIT 10.1

[Date]

[Name]
Numerex Corp.
3330 Cumberland Blvd SE, Suite 700
Atlanta, GA 30339

Re: Change in Control Severance Arrangement

Dear [             ]:

1. Purpose.  The purpose of this letter agreement (this “Agreement”) is to confirm to you that the Board of Directors of Numerex Corp. (“NMRX”) has approved the Change in Control severance arrangement for you set forth below.

2. Severance.  If upon or within [one] year following a Change in Control, either NMRX terminates your employment without Cause or you terminate your employment with NMRX for Good Reason, NMRX will, subject to paragraph 3 of this Agreement, pay to you within 60 days after your termination of employment a lump sum severance payment (the “Severence Payment”) equal to ___ times your monthly base salary in effect immediately prior to your termination of employment.  The Severance Payment shall be subject to reduction for all applicable withholding taxes and any other applicable deductions.

3. General Release of Claims.  You will not be entitled to the Severance Payment unless you have executed and delivered to NMRX a general release of claims (in such form as NMRX shall specify) (the “Release”) upon or after your termination of employment and such Release has become irrevocable not later than fifty-six (56) days after the date of your termination of employment hereunder.  Your entitlement to the Severance Payment is further conditioned upon your returning to NMRX all property of NMRX and any of its affiliates in your possession on or prior to the date of your termination of employment and complying with the terms of the Release.  NMRX will deliver to you a copy of the Release not later than three days after your termination of employment with NMRX.

4. Certain Definitions.  For purposes of this Agreement:

(a) “Cause” means (i) your gross negligence or willful misconduct in the performance of your duties to NMRX; (ii) conduct by you that constitutes a material or willful violation of federal or state law injurious to the business or reputation of NMRX; (iii) your willful refusal or willful failure to act in accordance with any specific lawful direction or order of NMRX, its Board of Directors, or any officer of NMRX to whom you report; (iv) your commission of an act of fraud with respect to NMRX; or (v) your conviction of either a felony or a crime causing material harm to the standing or reputation of NMRX.

(b) “Change in Control” means the occurrence of any of the following (i) the consummation by NMRX of a sale, transfer or assignment, in one transaction or a series of related transactions, of all or substantially all of the assets of NMRX other than to one or more affiliates of NMRX or one or more entities owned by stockholders of NMRX in substantially the same proportions as their stock ownership in NMRX, (ii) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding affiliates of NMRX and employee benefit plans of NMRX and its affiliates, becomes the beneficial owner of more than 50% of the outstanding voting stock of NMRX other than as the result of the direct purchase of securities from NMRX, or (iii) the consummation by NMRX of a merger or consolidation with or into any other entity, other than a merger or consolidation that results in the voting securities of NMRX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent of the combined voting power of the surviving entity immediately after such merger or consolidation.

(c) “Good Reason” means the existence of any of the following conditions (without your prior consent) after you have provided written notice to NMRX of such condition (which notice must be provided within 30 days of the initial existence of the condition and must specify the particular condition in reasonable detail):   (i) a material diminution in your title, duties or responsibilities or base compensation or (ii) a required relocation of your principal place of employment outside of 50 miles from NMRX’s headquarters immediately prior to the Change in Control.  Notwithstanding the foregoing provisions of this paragraph 4(c), Good Reason shall only exist if NMRX is provided with a 30-day period to cure the event or condition giving rise to Good Reason, and it fails to do so within such 30-day cure period and you resign from your employment within fifteen days following the end of the cure period.

5. Section 409A.  The severance payment provided for by paragraph 2 of this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a ”short-term deferral” and this Agreement shall be interpreted and construed accordingly.  For purposes of this Agreement, your employment will not be treated as having terminated unless such termination constitutes a “separation from service” for purposes of Section 409A of the Code.

6. Employment At-Will.  Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree that your employment relationship with NMRX is at will and may be terminated by you or NMRX at any time, with or without cause or notice.

7. Notice of Voluntary Termination.  You agree that in the event you elect to terminate your employment with NMRX, other than for Good Reason after a Change in Control, you will provide NMRX with sixty (60) days prior written notice in order to permit NMRX to effectuate an orderly transition.

8. Golden Parachute Limit.  Notwithstanding any other provision of this Agreement, in the event that any portion of the Severance Payment or any other payment or benefit received or to be received by you (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, your Retained Amount (as hereinafter defined) would be [more than 5%] greater than your Retained Amount if the Total Benefits are so reduced.  All determinations required to be made under this paragraph 6 shall be made by tax counsel selected by NMRX and reasonably acceptable to you (“Tax Counsel”), which determinations shall be conclusive and binding on you and NMRX absent manifest error.  All fees and expenses of Tax Counsel shall be borne solely by NMRX.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Severance Payment, (ii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity and other compensation awards), (iii) Total Benefits that are subject to Section 409A of the Code (on a proportionate basis), and (iv) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity and other compensation awards.  The parties hereto hereby elect to use the applicable federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on you with respect thereto.

9. Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon you, your legal representatives and estate and intestate distributees, and NMRX, its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of NMRX may be sold or otherwise transferred.  Any such successor to NMRX shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as NMRX, and your obligations hereunder shall continue in favor of such successor.

10. Entire Agreement.  This Agreement embodies the complete agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. Amendment. This Agreement may not be modified or amended, except by written agreement between the parties hereto.

12. Counterparts.  This Agreement may be executed by the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

13. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

If the foregoing accurately describes our agreement, please sign the enclosed copy of this agreement.

Very truly yours,

                    NUMEREX CORP.

By:

Accepted and Agreed:

                         ____________________